Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Gulf Western Petroleum Corporation
Houston, TX

We consent to the incorporation by reference in this Registration Statement of Gulf Western Petroleum Corporation (formerly Georgia Exploration, Inc.), on Form S-8 of our report dated November 21, 2006 (except for Note 10 which is January 9, 2007) for Wharton Resources Corp. relating to the consolidated financial statements as of August 31, 2006 and 2005 and for the year ended August 31, 2006 and for the period from Inception (January 20, 2005) to August 31, 2005. We also consent to the reference to us under the heading “Experts” in this registration statement.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

March 12, 2007